EXHIBIT (l)(ii)

K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

May 23, 2023

Neuberger Berman High Yield Strategies Fund Inc.
1290 Avenue of the Americas
New York, NY 10104

Ladies and Gentlemen:
We have acted as counsel to Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (the “Fund”), in connection with (a) the issuance of transferable subscription rights (the “Rights”) to holders of record of the Fund’s common stock, par value $0.0001 per share (the “Common Stock”), and (b) the offering and sale of up to 6,482,227 shares of common stock (“Shares” and, together with the Rights, the “Securities”) upon exercise of the Rights, each pursuant to the Fund’s currently effective Registration Statement on Form N-2 (File Nos. 333-257996; 811-22396), including all amendments and supplements thereto through the date of this opinion letter (the "Registration Statement").
This opinion letter is being delivered in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act of 1933, as amended (the “1933 Act”), and Item 25.2.l of Form N-2 under the 1933 Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).
For purposes of this opinion letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the prospectus and statement of additional information (collectively, the “Base Prospectus”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 28, 2023 pursuant to Rule 424(b) under the 1933 Act;
(ii) the prospectus supplement, dated May 23, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance of the Securities, in substantially the form in which it was transmitted to the Commission pursuant to Rule 424(b) under the 1933 Act;
(iii) the Fund’s charter and bylaws (collectively, the “Organizational Documents”) in effect on the date of this opinion letter;
(iv) the resolutions adopted by the directors of the Fund relating to the Registration Statement, and the amendments and supplements thereto, and the authorization for registration and issuance of the Securities;
(v) the dealer manager agreement, dated May 23, 2023 (the “Dealer Manager Agreement”), by and among the Fund, Neuberger Berman Investment Advisers LLC and UBS Securities LLC (the “Dealer Manager”);

Neuberger Berman High Yield Strategies Fund Inc.
May 23, 2023

(vi) the subscription agent agreement dated as of May 23, 2023 between the Fund and American Stock Transfer & Trust Company, LLC (the “Subscription Agent Agreement”); and
(vii) the form of subscription rights certificate to subscribe for the Shares filed as an amendment to the Registration Statement (the “Subscription Certificate”).
We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have relied on a certificate of an officer of the Fund.  We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Fund are actually serving in such capacity, and that the representations of officers of the Fund are correct as to matters of fact. We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Maryland General Corporation Law and the provisions of the Investment Company Act that, in our experience, are applicable to equity securities issued by registered closed-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:
1.
The issuance of the Rights has been duly authorized and, when duly issued through the delivery of the Subscription Certificates in accordance with the Subscription Agent Agreement, and in accordance with the Registration Statement and Prospectus, the Rights will be valid and binding obligations of the Fund; and

2.
the sale and issuance of the Shares have been duly authorized and when and if issued and when paid for upon exercise of the Rights pursuant to the Registration Statement, Prospectus, Subscription Agent Agreement and Dealer Manager Agreement, and delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Directors (or an authorized committee thereof) may determine and at a price per share not less than the per share par value of the Common Stock, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Securities offered pursuant to the Registration Statement and Prospectus:

Neuberger Berman High Yield Strategies Fund Inc.
May 23, 2023

(i)
the Organizational Documents constitute the only governing documents of the Fund and shall have not been amended after the date hereof in a manner that would affect the validity of any of the opinions rendered herein;

(ii)
the resolutions authorizing the Fund to register, offer, sell and issue the Securities shall not have been rescinded and shall be unchanged at all times during which the Securities are offered, sold or issued by the Fund; and

(iii)
the Securities and any certificates representing the Securities have been, as applicable, duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor and have been duly issued and sold in accordance with Dealer Manager Agreement and Subscription Agent Agreement.

This opinion is rendered solely in connection with the filing of Post-Effective Amendment 4 to, and the Prospectus as part of, the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.
Very truly yours, /s/ K&L Gates LLP